Exhibit 99.1

FOXHOLLOW TECHNOLOGIES REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

COMPANY ANNOUNCES CONDITIONAL IDE APPROVAL FOR THE

NIGHTHAWK DEVICE, AND FILING OF ROCKHAWK 510(k)

(REDWOOD CITY, CA), August 8, 2007—FoxHollow Technologies, Inc. (NASDAQ: FOXH), which manufactures and markets minimally invasive devices for the treatment of peripheral artery disease (PAD), today announced results for the second quarter and first six months of fiscal 2007.

For the quarter ended June 30, 2007, FoxHollow reported revenues of $50.6 million, a five percent increase over revenues of $48.2 million in the same period a year ago. Revenues for the quarter include $42.5 million in product sales and $8.1 million of research collaboration revenues related to the company’s partnership with Merck & Co. Revenues in the second quarter of 2006 included product sales of $48.0 million and $216,000 from research collaboration activities.

FoxHollow reported net income of $76,000, or $0.00 per diluted share, in the second quarter of 2007, compared with net income of $532,000, or $0.02 per diluted share, in the same period a year ago. The results for the second quarter of 2007 include $3.1 million in non-cash, stock-based compensation expense. This compares with stock-based compensation expense of $2.9 million in the same period a year ago.

“We experienced solid gains in U.S. sales of our SilverHawk device compared to the first quarter of the year. Physicians have responded quite positively to our launch of the SilverHawk SXL, an enhanced device that utilizes our proprietary MEC™ technology, allowing for increased tissue collection capacity and in turn, reduced procedure time,” said John Simpson, Ph.D., M.D., the company’s founder and chief executive officer.

“We are also excited to have achieved key milestones in our product development programs, which are integral elements of our strategy to grow the company. In the near term, we remain on track for the launch of the EXL device later this year, which is the next smaller SilverHawk in our ‘XL series targeted at below-the-knee applications.” Dr. Simpson noted.

“Last week, we received conditional approval from the FDA of our IDE (Investigational Device Exemption) for our NightHawk Plaque Excision System that combines on-board imaging with our existing plaque excision technology. We have incorporated a number of significant enhancements into this device following our successful European study late last year. We have a number of sites that are completing the IRB process and look forward to initiating patient enrollment in the very near future,” Dr. Simpson added.

The company also said that during the quarter it filed a 510(k) with the FDA for approval of the RockHawk device, which is designed to treat calcified lesions, and expects FDA approval by the end of the year.

For the six months ended June 30, 2007, FoxHollow reported revenues of $99.8 million versus revenues of $94.8 million in the same period a year ago. The company reported a net loss of $637,000 or $0.02 per share, versus a net loss of $14.1 million, or $0.57 per share, in the first six months of 2006. The results for the first six months of 2007 include $6.6 million in non-cash, stock-based compensation expense. This compares with stock-based compensation expense of $17.7 million in the same period a year ago, $11.4 million of which related to the retirement of the company’s former chief executive officer.

Recent Announcement of Merger

On July 22, 2007 FoxHollow Technologies and ev3 Inc. (Nasdaq: EVVV) announced their entry into a definitive agreement by which the two companies will merge. This strategic combination is expected to provide the opportunity to achieve greater scale and realize significant cost and revenue synergies within the new company. The transaction is expected to close in the fourth quarter of 2007.

Conference Call

The company will hold a conference call today at 2 p.m., Pacific Daylight Time (5 p.m., Eastern Daylight Time). The teleconference can be accessed via the investor relations section of the company’s website at http://investor.foxhollowtech.com, or by calling 800-322-9079 (domestic) or 973-582-2717 (international). Please dial in or access the website 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available approximately two hours after the conference call concludes through 12 a.m., Eastern Daylight Time, August 20, 2007, by dialing 877-519-4471 (domestic) or 973-341-3080 (international), passcode 9076324. An online archive of the webcast will be available for a minimum of two months by accessing the investor relations portion of the company’s website at http://investor.foxhollowtech.com.

About FoxHollow Technologies

FoxHollow Technologies, Inc., develops and markets minimally invasive devices for the removal of plaque and thrombus for the treatment of peripheral artery disease (PAD). PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The company’s SilverHawk Plaque Excision System is a minimally invasive method of removing obstructive plaque and restoring blood flow to the legs and feet. The company’s Rinspirator thrombectomy system removes thrombus, or blood clots, from occluded arteries in patients suffering from PAD or coronary artery disease (CAD). For more information, please visit our website at http://www.foxhollowtech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding FoxHollow’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding regulatory approval for our products, enrollment in our clinical trials, expectations regarding future product releases, the benefits expected from our merger with ev3 and the timing of the merger are forward-looking statements involving risks and uncertainties. FoxHollow’s financial results for the second quarter 2007 and six months ended June 30, 2007, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management’s current, preliminary expectations, and are subject to risks and uncertainties that could cause actual results to differ from the results predicted and which are included under the caption, “Risk Factors,” in our most recent quarterly report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 9, 2007, and available on our investor relations website at http://investor.foxhollowtech.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they were made. FoxHollow undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contacts:

Investor Relations

Matt Ferguson

Chief Financial Officer

650-421-8449

investorrelations@foxhollowtech.com

Media Relations

Mike Ennen

Vice President, Global Marketing

650-839-8066

mennen@foxhollowtech.com

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$38,682	$59,546
Short-term investments	130,982	107,369
Accounts receivable, net	19,977	19,450
Research collaboration receivable	—	2,826
Inventories	15,546	14,346
Prepaid expenses and other current assets	1,830	2,826

Total current assets	207,017	206,363
Property and equipment, net	10,825	8,328
Intangibles, net	11,326	12,116
Goodwill	19,251	19,186
Other assets	1,127	1,119

Total assets	$249,546	$247,112

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,905	$9,385
Accrued liabilities	12,495	12,000
Deferred revenue, current	32,189	32,444

Total current liabilities	52,589	53,829
Deferred revenue	—	5,968
Other liabilities	1,972	1,166

Total liabilities	54,561	60,963

Stockholders’ equity:
Common stock	30	29
Additional paid-in capital	293,885	285,283
Deferred stock-based compensation	(982)	(1,866)
Other comprehensive income	24	38
Accumulated deficit	(97,972)	(97,335)

Total stockholders’ equity	194,985	186,149

Total liabilities and stockholders’ equity	$249,546	$247,112

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended, June 30,		Six Months Ended, June 30,
	2007	2006	2007	2006
Revenue:
Product	$42,509	$47,951	$83,615	$92,534
Research collaboration	8,111	216	16,222	2,280

Net revenue	50,620	48,167	99,837	94,814

Costs and expenses:
Product	11,829	10,578	20,948	21,735
Research collaboration	2,175	708	4,277	1,828
Research and development	7,967	4,818	14,906	8,909
Selling, general and administrative	30,419	32,222	64,035	77,738
Amortization of purchased intangible assets	395	—	790	—

Total costs and expenses	52,785	48,326	104,956	110,210

Loss from operations	(2,165)	(159)	(5,119)	(15,396)
Interest and other income and expense, net	2,241	691	4,482	1,290

Net income (loss)	$76	$532	$(637)	$(14,106)

Net income (loss) per common share:
Basic	$0.00	$0.02	$(0.02)	$(0.57)

Diluted	$0.00	$0.02	$(0.02)	$(0.57)

Weighted-average number of shares used in per common share calculations:
Basic	29,546	24,847	29,433	24,581

Diluted	29,853	25,807	29,433	24,581